Exhibit 10.23

DELIVERED BY HAND

STRICTLY PERSONAL AND CONFIDENTIAL	January 10, 2017 WITHOUT PREJUDICE

Paul Riddlestone

Subject: Notice of termination of your employment

Dear Paul:

Further to our meeting of this day in the presence of Dani Reiss and Kara MacKillop, the present letter confirms the termination of your employment with Canada Goose Inc. (the “Company”) effective immediately on January 10, 2017 (the “Separation Date”).

As discussed, in connection with such termination, the Company shall provide you with the amounts and benefits set out in the attached Settlement Agreement (the “Agreement”). Except as provided therein, all other benefits shall terminate on the Separation Date. You may be able to exercise a conversion privilege with respect to your life insurance benefits to the extent such insurance policy provides such privilege. We recommend that you contact the insurance carrier in this regard as soon as possible. However, you have thirty-one (31) days after the date of termination of your life insurance coverage to exercise such a conversion privilege, if applicable.

We ask that you kindly sign the attached copy of the Agreement, and return it to the Company no later than January 17, 2017.

Finally, the present is to remind you of your legal and contractual obligations towards the Company which continue to apply following the termination of your employment. For greater clarity, these obligations include, without limitation, a duty not use or disclose confidential information pertaining to the Company, acquired during the course of your employment, an obligation not to make any disparaging or critical comments about the Company or its services, products, employees or business relationships and an obligation of non-competition and non-solicitation as set out in each of your employment letter dated October 21, 2010 and your option agreement dated April 17, 2014.

Should you have any questions concerning the present letter, please do not hesitate to communicate with the undersigned.

We thank you for your contribution to our organization and we wish you success in your future endeavours.

CANADA GOOSE INC.

/s/ Dani Reiss
Per: Dani Reiss – President & CEO

/s/ Kara MacKillop
Per: Kara MacKillop – SVP, Human Resources

Encl.